Exhibit 10.53

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and shall be effective as of November 11, 2013 (the “Effective Date”), by and between CAPRICOR, INC., a Delaware corporation, whose offices are located at 8840 Wilshire Blvd., 2nd Floor, Beverly Hills, California 90211 and/or any successor entity thereto (the “Company”), and ANDREW HAMER, M.D. (“Employee”) who currently resides at 48B Bronte Street, Nelson, New Zealand 7010.

A.          The Company desires to assure itself of the services of Employee by engaging Employee to perform services under the terms hereof;

B.          Employee desires to provide services to the Company on the terms herein provided; and

C.          The parties now desire to enter into a definitive agreement which shall set forth the full terms and conditions of Employee’s employment.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.           EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Company, upon the terms and conditions herein set forth. The Effective Date and commencement of this Agreement is conditioned upon and subject to Employee obtaining all necessary documentation and authorization to enable Employee to immigrate to and work in the United States. If such authorization is not secured prior to the Effective Date set forth above, the Effective Date shall be modified subject to the provisions of Section 7.1 below.

2.          DUTIES AND POWERS OF EMPLOYEE

2.1          Duties of Employee. Employee shall serve as the Vice President of Medical Affairs of the Company reporting directly to the Chief Executive Officer or to such other person designated by the Chief Executive Officer. In that capacity, Employee shall do and perform all services, acts or things necessary or advisable to develop, supervise and oversee the clinical operations of the Company (collectively, the “Services”). Employee’s responsibilities shall include, without limitation, performing those Services set forth on Exhibit A, attached hereto and incorporated herein, which may be amended from time at the discretion of the Company. During the duration of his employment, and except for periods of illness, vacation, or reasonable leaves of absence, Employee shall devote his full time and attention to the business and affairs of the Company, as such business and affairs now exist and as they hereafter may be changed or added to, under and pursuant to the general direction of the Company’s Board of Directors (the “Board”).

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2.2          Place of Performance. Employee shall perform his duties from the Company’s offices located in Beverly Hills, California unless otherwise directed by the Company or otherwise specifically authorized in writing or required in the performance of his duties. The Company agrees not to relocate the Employee to any location more than 50 miles away from Beverly Hills. If such relocation becomes necessary, Employee shall have the right to terminate this Agreement. Notwithstanding the foregoing, any such relocation will not be considered a breach of this Agreement by the Company. The parties acknowledge that Employee is currently residing in New Zealand and that it will be necessary for him to relocate to Los Angeles to perform his responsibilities. Employee agrees to complete his relocation to Los Angeles prior to the Effective Date of this Agreement.

2.3          Other Activities. During the continuation of his employment hereunder, Employee shall not provide any work or services to any other person or organization without the prior written consent of the Chief Executive Officer, which consent may be withheld in the Chief Executive Officer’s sole and absolute discretion. Nothing contained herein shall prohibit Employee from making passive personal investments in publicly traded companies so long as Employee’s investment does not constitute an equity position greater than five percent (5%) of such company’s outstanding securities. Notwithstanding the foregoing or anything to the contrary in this Agreement, if Employee desires to continue consulting for any organization or entity with whom the Employee is currently working, the Company will not object thereto, provided that (1) such consulting services rendered by Employee are minimal and do not interfere with the performance of Employee’s responsibilities to the Company, and (2) the business of such organization or entity does not pose an actual or potential conflict of interest and is not competitive, directly or indirectly, with the business of the Company. A list of the entities or organizations with whom Employee is currently consulting is attached hereto as Exhibit B. Such Exhibit B shall be updated regularly by Employee. If Capricor determines that the conditions set for in subsection (1) or (2) above, are not satisfied, Capricor may terminate this Agreement in accordance with Section 7.2 below.

2.4          Company Policies. By execution of this Agreement, Employee is agreeing to comply with all Company policies, procedures and standards of conduct that are currently in effect or that may be established by the Company from time to time.

3.          COMPENSATION

3.1          Base Salary. In consideration of the Services to be provided by Employee during his employment hereunder, Employee shall receive a base salary of two hundred twenty five thousand dollars ($225,000) per annum (the “Base Salary”), which sum shall be payable in semi-monthly installments consistent with Company pay practices. Any increase in Employee’s Base Salary shall be subject to the sole discretion of the Company’s compensation committee.

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3.2          Annual Bonus. In addition to the Base Salary, Employee shall be considered for an annual bonus, the awarding and amount of which will be in the sole discretion of Capricor’s Board of Directors and dependent upon successful completion of performance-based milestones to be determined by the Board of Directors and the Employee.

3.3          Grant of Stock Options. As further consideration for the Services to be provided by Employee hereunder, Employee shall be granted a stock option under the Company’s 2012 Restated Equity Incentive Plan (the “Stock Plan”) to purchase an aggregate of 45,622 shares of the Company’s Common Stock (the “Option Shares”). The Option Shares shall vest at the rate of twenty-five percent (25%) per year over a four-year period commencing on the first anniversary of the date which is the first day of the month following the date of grant and continuing at the rate of twenty-five percent (25%) on each of the three (3) anniversary dates thereafter. The exercise price for the Option Shares shall be not less than the fair market value of the shares on the Grant Date as determined by the Company’s Board. The Option Shares shall be further subject to the provisions of the Stock Plan and the applicable Stock Option Agreement to be executed by the Company and Employee.

In the event the Company consummates a Merger with Nile Therapeutics, Inc. (“Nile”), a publically traded company, the number of options to be granted to Employee shall be adjusted on the same terms applicable to other Capricor option holders as required by the terms of the Nile Merger Agreement. Additionally, upon consummation of the merger, the name of Nile Therapeutics shall be changed to Capricor Therapeutics, Inc. and any options granted post-merger will be issued by Capricor Therapeutics and will enable Employee to acquire shares in that entity similar to the other Capricor option holders. The grant would be subject to the terms and conditions of the Stock Option Plan or Equity Incentive Plan then in effect and the specific Stock Option Agreement entered into between Employee and Capricor Therapeutics or Capricor, Inc., whichever is then applicable. If the merger is not consummated, then any stock options granted would be issued by the Company and would entitle Employee to purchase Common Stock of the Company. Notwithstanding anything to the contrary herein or in the Stock Plan, in the event of any merger with Nile Therapeutics, Inc., Employee shall not be treated any worse than any other holder of stock options or vested shares granted under the Company’s Stock Option Plan.

After completion of Employee’s first year of employment, the Board of Directors may, in its sole discretion, determine whether additional options shall be granted to Employee considering, among other things, the successful performance of Employee’s obligations hereunder, provided, however, that nothing herein shall be construed to create an obligation on the part of the Company to grant any additional stock options.

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3.4          Deduction of Taxes. The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for Federal Income and Social Security taxes and all other federal, state or local taxes now applicable or that may be enacted and become applicable in the future.

4.          OTHER BENEFITS

4.1        Insurance. Commencing on the first day of the month following the thirty (30)-day period after the Effective Date of this Agreement, and so long as Employee remains employed by the Company, Employee shall be entitled to participate in the medical, dental and vision insurance plan which is from time to time made available to other employees of the Company in accordance with the Company’s policy then in effect. The right to receive such insurance benefits shall vest if and only if any of the foregoing types of insurance plans are adopted and maintained by the Company. In addition, commencing on the second year of Employee’s employment, the sum of one thousand dollars ($1,000) shall be deposited into a flexible spending account earmarked for Employee’s benefit to be used only for qualified medical expenses. If Employee’s employment is terminated for whatever reason before such sum is expended by him, any remaining balance will be cancelled upon termination of employment.

4.2         Vacation and Personal Leave.

(a)          Vacation. Employee shall be entitled to a maximum of fifteen (15) working days’ vacation time during each one-year period of this Agreement without loss of compensation, to be taken at a time or times mutually agreed upon by the Company and Employee. Vacation days may be taken only at such times as are mutually convenient for the Company and Employee. If Employee is unable for any reason to take the total amount of authorized vacation time for any year, Employee may accrue no more than five (5) days of that time and add it to vacation time for any following year or alternatively, may receive a cash payment in an amount equal to the amount of annual salary attributable to that period. Once the maximum accrual has been reached, all further accruals will cease. Vacation accruals will recommence after Employee has taken his vacation and his accrued hours have dropped below the maximum or Employee has received pay in lieu of the vacation time.

(b)          Personal Days. Employee shall be entitled to a maximum of four (4) working days’ personal leave (including sick days) during each one-year period of this Agreement without loss of compensation.

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4.3           Business Expenses. The Company shall reimburse Employee monthly for all reasonable business expenses incurred by Employee in performing the Services hereunder, including, without limitation: (a) expenses incurred for pre-approved business travel; (b) reasonable meals, lodging, and ground transportation expenses incurred during business travel in accordance with the Company’s travel policy; (c) pre-approved promotional expenses; (d) long distance telephone charges; and (e) any other expenses which the Company determines is necessary in connection with the performance of Employee’s Services hereunder. Each such expense shall be reimbursable only if it is of such a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company. Employee shall furnish to the Company adequate records, receipts and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

4.4           Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide Employee with similar, but lawful, substitute benefits at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to Employee.

5.           OBLIGATIONS OF EMPLOYEE

5.1           Confidential and Proprietary Information. Employee acknowledges and agrees that he has been given, and during the continuance of this Agreement and in the course of discharging his duties hereunder he will have access to and become acquainted with, information and know-how concerning the operation, products and processes of the Company which are confidential and/or proprietary to the Company (and/or its licensors and affiliates). As a condition of Employee’s employment, Employee agrees to execute an At-Will Employment, Confidential Information, and Invention Assignment Agreement (the “Proprietary Rights Agreement”) which, among other things, shall set forth Employee’s obligations with respect to the Company’s confidential and proprietary information. An executed copy of the Proprietary Rights Agreement shall be attached hereto as Exhibit C and incorporated herein by reference.

5.2           Non-Competition and Non-Solicitation By Employee. Employee acknowledges and agrees that his duty of loyalty to the Company is of paramount importance. As a condition of Employee’s employment, Employee acknowledges and agrees to abide by the provisions regarding non-competition and non-solicitation set forth in the Proprietary Rights Agreement attached hereto as Exhibit C.

5.3           Equitable Remedies. In the event of a breach or threatened breach of the provisions of Section 5 of this Agreement, including its subsections, the Company shall be entitled to seek an injunction enjoining Employee from such breach, but nothing herein shall be construed as prohibiting the Company from pursuing in addition any other remedies available for such breach or threatened breach.

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6.          COMPLIANCE AND REPRESENTATIONS; ETHICAL CONDUCT

6.1           Ethical Conduct. It is the policy of Capricor to conduct its business at all times in accordance with the highest standards of corporate, business and medical ethics. Employee agrees to comply with those standards in all matters relating to the Services and all other performance under or pursuant to this Agreement.

6.2           In the performance of the Services hereunder, Employee will comply with all applicable laws, rules and regulations of any government or governmental body or board having jurisdiction and all professional standards and guidelines or any code of conduct which may be applicable to persons involved in the conduct of clinical trials.

6.3           Employee agrees that he will not, either on his own behalf or on behalf of the Company, make any improper payment or make any donation, or give anything of value, either directly or indirectly, to an official of any government for the purpose of improperly influencing an act or decision of the official in his or her official capacity or inducing the official to use his or her influence to assist Employee or the Company in obtaining or maintaining business or for any other improper purpose prohibited by applicable law or the public policies of the U.S. or any country in which the Company’s clinical trials are conducted.

6.4           Employee shall not, in the name, on behalf or for the benefit of the Company or any of its affiliates or in respect any clinical trial which it is conducting, offer, pay, give, promise to pay or give, or authorize the payment or gift of money or anything of value to any official, political party (or employee of a customer) or to any other person at the request, suggestion or direction of any official, political party (or employee of a customer) or when all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such person for the purpose of improperly obtaining or retaining business or favorable governmental action.

6.5           Employee represents that as of the time of the signing of this Agreement, he has not been debarred in the conduct of clinical trials and he will not knowingly use the services of any debarred person in connection with any work on any clinical trial conducted by the Company. If at any time after execution of this Agreement and continuing for a period of one (1) year after the termination hereof, Employee becomes aware that he or any person utilized for the conduct of any of the Company’s clinical trials is, or is knowingly in the process of being debarred, Employee shall so notify the Company in writing immediately.

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7.           TERM; TERMINATION OF EMPLOYMENT

7.1         Term. The employment of Employee shall commence on the Effective Date (which date shall be extended until such time when Employee shall become eligible to work in the U.S.) and shall continue in effect until the third anniversary thereof, unless terminated earlier by the parties as provided herein. In the event Employee does not receive the requisite clearance to commence work before January 1, 2014, this Agreement shall not become effective and the Company shall have no obligations to Employee hereunder.

7.2         Termination. Notwithstanding any other provision contained in this Agreement, either party shall have the right to terminate this Agreement at any time after giving the other party at least ten (10) days’ prior written notice with or without cause. In addition, the Company shall have the right to immediately terminate this Agreement for Cause upon notice to Consultant upon the occurrence of any Termination Event (as defined below).

(a)     For purposes of this Agreement, the term “Termination Event” shall mean the occurrence of any of the following:

(i)	The commission of an act of fraud or dishonesty by Consultant;

(ii)	The unauthorized use or disclosure of Confidential Information by Consultant;

(iii)	The willful or habitual neglect by Consultant in the performance of the Services;

(iv)	The debarment of Employee or the commencement of debarment proceedings against Employee;

(v)	Consultant is convicted of a felony or other crime involving moral turpitude;

(vi)	Any other conduct by Consultant which is injurious to the business or reputation of Capricor; or

(vii)	Failure of either of the conditions set forth in Section 2.3 (1) or (2) above, and the failure to cure the same within seven (7) days after notice from the Company.

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7.3           Payments Due Upon Termination. Upon termination of Employee’s employment, the Company shall pay to Employee on such date required by applicable law, a lump sum amount in cash equal to Employee’s Base Salary and other payments due through the Date of Termination to the extent not theretofore paid. In addition, in the event that the Employee is terminated without Cause during the Term, then the Company shall pay to Employee a severance payment equal to three (3) months of Employee’s Base Salary then in effect, provided that Employee execute a general release of all claims requested by the Company.

8.          GENERAL PROVISIONS

8.1           Notices. Any notices to be given by either party to the other may be effected either by personal delivery in writing, by facsimile or electronic transmission or by mail, registered or certified, postage prepaid. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement or such other address on file for Employee in Employee’s personnel records, but each party may change its address by written notice in accordance with this section. Notices personally delivered or sent by facsimile transmission shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two (2) days after the date on which they are mailed.

8.2           Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by the Company, excluding the Proprietary Rights Agreement, any Award Agreement entered into pursuant to the 2012 Restated Equity Incentive Plan consistent with paragraph 3.3 above, and a Dispute Resolution and Mutually Binding Arbitration Agreement to be executed by the parties, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise between the parties not contained in this Agreement shall be valid or binding on the parties. Any modification of this Agreement will be effective only if it is in writing and signed by both parties to this Agreement. If there is any conflict between the terms of the Proprietary Rights Agreement and this Agreement, the terms of this Agreement shall control.

8.3           Severability. If any one or more provisions in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be judicially modified accordingly to make such provision enforceable and if not possible to reasonably do so, such provision shall be deemed excluded from this Agreement. In such case, the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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8.4           Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

8.5           Governing Law. This Agreement and each of its provisions shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflict of law principles), except that the laws of the State of Delaware shall govern all matters as to the Stock Plan and Stock Option Agreement.

8.6           Agreement Binding. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it as if no such succession had taken place.

8.7           Survival. Notwithstanding any provision of this Agreement to the contrary, the provisions of Sections 5, 6 and 8 (and each of their subsections) shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions contained herein.

8.8           Headings and Captions. Section headings and captions used in this Agreement are for reference only and shall not affect the construction of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Capricor, Inc.		Employee:

By:	/s/ Linda Marban	/s/ Andrew Hamer
	Linda Marbán	Andrew Hamer, M.D.
Chief Executive Officer

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EXHIBIT A

THE SERVICES

The Services to be performed by Employee shall include, without limitation, the following:

•	supervising and overseeing the clinical operations of the Company which includes clinical trial design and execution;
•	coordinating and supervising the clinical trials of the Company, including ALLSTAR and future CDC trials as well as other clinical trials performed by the Company;
•	preparing clinical protocols and interfacing with the CTEC and CEC;
•	initiating and screening CROs, consultants and other experts as needed for clinical trial implementation;
•	supervising and maintaining clinical quality assurance and quality control; and
•	providing medical leadership regarding new products and indications under investigation by the Company which may include reviewing clinical data, reviewing relevant animal data, preparation of reports, and reviewing literature.

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EXHIBIT B

EMPLOYEE’S DISCLOSURE OF

OTHER CONSULTING ACTIVITIES

1.	The Minister of Health in New Zealand

2.	Ministry of Health New Zealand

3.	The National Health Board of New Zealand

4.	The Heart Foundation of New Zealand

5.

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